Exhibit 99.1

UNITED FINANCIAL BANCORP, INC. ANNOUNCES SHARE REPURCHASE PLAN

WEST SPRINGFIELD, MA – August 16, 2013 – United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”) announced today that the Board of Directors of United Financial Bancorp, Inc. has approved a new stock repurchase plan. The Company intends to repurchase up to 970,000 shares, or 5.0%, of the Company’s outstanding shares of common stock from time to time, depending on market conditions, at prevailing market prices in open-market transactions or privately negotiated transactions. The new plan will commence upon the completion of the Company’s current repurchase program announced on October 18, 2012. The Company has approximately 253,000 shares remaining under the current program.

“We continue to believe that purchasing UBNK shares at reasonable prices is an excellent use of the Company’s capital and will increase shareholder value over time,” said Richard B. Collins, President and Chief Executive Officer of the Company.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. The Company had total consolidated assets of approximately $2.45 billion as of June 30, 2013. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut’s Hartford, Tolland and New Haven counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Forward Looking Statements Disclaimer

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to United Financial Bancorp, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. United Financial Bancorp, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.